UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, DC 20549


                                 FORM 8-K

                              CURRENT REPORT
                 PURSUANT TO SECTION 13 OR 15 (d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934


            Date of the Earliest Event Reported: April 5, 1999


                     NATIONAL PROPANE PARTNERS, L.P.
   -------------------------------------------------------------------
          (Exact name of registrant as specified in its charter)


     DELAWARE                    1-11867                42-1453040
     -----------------           --------------         --------------
     (State or other             (Commission            (I.R.S. Employer
     jurisdiction of             File No.)              Identification No.)
     incorporation of
     organization)


     Suite 1700, Alliant Tower 200 1st Street, S.E.
     Cedar Rapids, IA                                         52401-1409
     ----------------------------------------------------    -----------------
     (Address of principal executive office)                 (Zip Code)


     Registrant's telephone number, including area code:   (319) 365-1550


     --------------------------------------------------      -----------------
     (Former name or former address,                               (Zip Code)
     if changed since last report)




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Item 5.        Other Events.

               On April 5, 1999, National Propane Partners, L.P. ("National Propane") and Columbia Propane Corporation ("Columbia Propane"), a subsidiary of Columbia Energy Group, signed a definitive purchase agreement whereby Columbia Propane will commence a tender offer to acquire all of the approximately 6.7 million outstanding common units of National Propane for $12.00 in cash per common unit. Subject to the terms and conditions of the agreement, Columbia Propane would also acquire the general partner interests and subordinated unit interests of National Propane from subsidiaries of Triarc Companies, Inc. ("Triarc").

               The Board of Directors of National Propane's managing general partner, acting on the recommendation of its Special Committee, has unanimously approved the Columbia Propane transaction and unanimously recommended that unitholders tender their common units pursuant to the offer. The Special Committee received an opinion of Lehman Brothers that, from a financial point of view, the consideration to be received by the common unitholders in the proposed transaction is fair to the common unitholders.

               The  tender   offer  is  the  first  step  of  a  two-step   cash
transaction. In the second step, subject to the terms and conditions of the purchase agreement among the parties, Columbia Propane would indirectly acquire the general partnership interests and subordinated unit interests of National Propane from subsidiaries of Triarc and National Propane would merge into Columbia Propane, L.P. As part of the second step, any remaining common unitholders of National Propane would receive, in cash, the same per unit price as that paid to unitholders who tender their shares pursuant to the tender offer. Triarc would receive approximately $17.9 million for its acquired interests in National Propane - $2.1 million in cash and $15.8 million payable in the form of the forgiveness of indebtedness owed by Triarc to National Propane, L.P. Simultaneously, and as a condition of the closing, Triarc will prepay approximately $14.9 million of such indebtedness. Approximately $141 million of National Propane, L.P.'s outstanding indebtedness is expected to be refinanced in connection with the transaction.

               Columbia Propane, through its direct and indirect subsidiaries CP Holdings, Inc. and Columbia Propane, L.P., intends to commence its cash tender offer for all of the outstanding common units of National Propane at a price of $12.00 per unit, net to the seller in cash, beginning April 9, 1999. The offer for the common units will be subject to certain conditions, including there being validly tendered by the expiration date, and not withdrawn, at least a majority of the outstanding common units on a fully diluted basis. The offer will be made only upon and subject to the terms and conditions of the Offer to Purchase and the related Letter of Transmittal.

               There can be no assurance that the proposed acquisition of National Propane will be consummated.

               A copy of a press release issued by National Propane and Columbia Propane related to the foregoing is being filed herewith as an exhibit hereto.




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Item 7.       Financial Statements, Pro Forma Financial Information and Exhibits

               (c)    Exhibits

               99.1 Press Release dated April 5, 1999.


               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

                                           NATIONAL PROPANE PARTNERS, L.P.

                                           By:   NATIONAL PROPANE CORPORATION,
                                                 AS MANAGING GENERAL PARTNER



                                           By:   _________________________
                                                 Name: R. Brooks Sherman
                                                 Title:Vice President and
                                                       Chief Financial Officer


Dated: April 6, 1999



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                                         EXHIBIT INDEX

Exhibit
   No.                              Description                   Page No.

99.1                  Press Release dated April 5, 1999



















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